Exhibit 97.1

Hepion Pharmaceuticals, Inc.
CLAWBACK POLICY
A.Purpose and Scope
The Board of Directors (the “Board”) of the Company believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Clawback Policy (this “Policy”), which provides for the recovery of erroneously awarded Incentive Compensation (as defined below) in the event of a Triggering Event (as defined below). Unless otherwise defined herein, the capitalized terms have the meanings set forth under “XI. Definitions.”

A.Administration
This Policy is designed to comply with and shall be interpreted to be consistent with Section 10D of the Exchange Act, Rule 10D-1 of the Exchange Act, Nasdaq Listing Rule 5608 and other regulations, rules and guidance of the Securities and Exchange Commission (the “SEC”) thereunder, and related securities regulations and regulations of the stock exchange or association on which Company’s common shares are listed (collectively, the “Listing Standards”). This Policy shall be administered by the Compensation Committee of the Board, or in the absence of such committee, a majority of the independent directors serving on a subcommittee of the Board (any such committee or subcommittee of the Board, the “Committee”).
Any determinations made by the Committee shall be final and binding. In addition, the Company shall file all disclosures with respect to this Policy in accordance with the Listing Standards. The Committee hereby has the power and authority to enforce the terms and conditions of this Policy and to use any and all of the Company’s resources it deems appropriate to recoup any excess Incentive Compensation subject to this Policy.

A.Covered Executives
This Policy applies to the Company’s current and former Covered Executives, as determined by the Committee in accordance with the Listing Standards.

A.Events That Trigger Recoupment Under This Policy
The Board or Committee will be required to recoup any excess Incentive Compensation received by any Covered Executive during the three (3) completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine (9) months resulting from the Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as determined pursuant to the immediately following sentence) to be required to prepare a Covered Accounting Restatement of its financial statements (the “Three-Year Recovery Period”) irrespective of any fault, misconduct or responsibility of such Covered Executive for the Covered Accounting Restatement. For purposes of the immediately preceding sentence, the Company is deemed to be required to prepare a Covered Accounting Restatement on the earlier of: (A) the date upon which the Board or applicable committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Covered Accounting Restatement (each, a “Triggering Event”).

A.Excess Incentive Compensation: Amount Subject to Recovery
The amount of Incentive Compensation to be recovered shall be the excess of the Incentive Compensation “received” by the Covered Executive over the amount of Incentive Compensation which would have been received by the Covered Executive had the amount of such Incentive Compensation been calculated based on the restated amounts, as determined by the Committee. For purposes of this Policy, Incentive Compensation shall be deemed “received”, either wholly or in part, in the fiscal year during which any applicable Financial Reporting Measure is attained, even if the payment, vesting or grant of such Incentive Compensation occurs after the end of such fiscal year. Amounts required to be recouped under this Policy shall be calculated on a pre-tax basis. The date of receipt of the Incentive Compensation depends upon the terms of the award of such Incentive Compensation. For example:
a.If the grant of an award of Incentive Compensation is based, either wholly or in part, on the satisfaction of a Financial Reporting Measure performance goal, then the award would be deemed received in the fiscal period when that measure was satisfied;

b.If the vesting of an equity award of Incentive Compensation occurs only upon the satisfaction of a Financial Reporting Measure performance condition, then the award would be deemed received in the fiscal period when it vests;
c.If the earning of a non-equity incentive plan award of Incentive Compensation is based on the satisfaction of the relevant Financial Reporting Measure performance goal, then the non-equity incentive plan award will be deemed received in the fiscal year in which that performance goal is satisfied; and
d.If the earning of a cash award of Incentive Compensation is based on the satisfaction of a Financial Reporting Measure performance goal, then the cash award will be deemed received in the fiscal period when that measure is satisfied.
It is specifically understood that, to the extent that the impact of the Covered Accounting Restatement on the amount of Incentive Compensation received cannot be calculated directly from the information in the Covered Accounting Restatement (e.g., if such restatement’s impact on the Company’s share price is not clear), then such excess amount of Incentive Compensation shall be determined based on the Committee’s reasonable estimate of the effect of the Covered Accounting Restatement on the share price or total shareholder return upon which the Incentive Compensation was received. The Company shall maintain documentation for the determination of such excess amount and provide such documentation to the Nasdaq Stock Market (“Nasdaq”).

A.Method of Recovery
The Committee will determine, in its sole discretion, the methods for recovering excess Incentive Compensation hereunder, which methods may include, without limitation:
i.requiring reimbursement of cash Incentive Compensation previously paid;
ii.seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
iii.offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
iv.cancelling outstanding vested or unvested equity awards; and/or
v.taking any other remedial and recovery action permitted by law, as determined by the Committee.
Notwithstanding anything in this Section VI, and subject to applicable law, the Committee may cause recoupment under this Policy from any amount of Incentive Compensation approved, awarded, granted, paid or payable to any Covered Executive prior to, on, or following the Effective Date (as defined below).
A.Impracticability
The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with the Listing Standards. It is specifically understood that recovery will only be deemed impractical if: (A) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered (before concluding that it would be impracticable to recover any amount of erroneously awarded Incentive Compensation based on the expense of enforcement, the Committee shall make a reasonable attempt to recover such erroneously awarded Incentive Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq); (B) recovery would violate home country law where that law was adopted prior to the November 28, 2022 (before concluding that it would be impracticable to recover any amount of erroneously awarded Incentive Compensation based on violation of home country law, the Committee shall obtain an opinion of home country counsel, acceptable to the applicable national securities exchange or association on which Company’s common shares are trading, that recovery would result in such a violation, and must provide such opinion to the exchange or association); or (C) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a), and the regulations promulgated thereunder.

A.Other Recoupment Rights; Acknowledgement
The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. The Company shall provide notice and seek written acknowledgement of this Policy from each Covered Executive; provided, that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy to, or against, any Covered Executive.

A.No Indemnification of Covered Executives
Notwithstanding any right to indemnification under any plan, policy or agreement of the Company or any of its affiliates, the Company shall not indemnify any Covered Executives against the loss of any excess Incentive Compensation. In addition, the Company will be prohibited from paying or reimbursing a Covered Executive for premiums of any third-party insurance purchased to fund any potential recovery obligations.

A.Indemnification
To the extent allowable pursuant to applicable law, each member of the Board or the Committee and any officer or other employee to whom authority to administer any component of this Policy is designated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to this Policy and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

A.Effective Date
This Policy shall be effective as of the date the Policy is adopted by the Board (the “Board Adoption Date”). This Policy shall apply to any Incentive Compensation that is received by Covered Executives on or after October 2, 2023 (the “Effective Date”), even if such Incentive Compensation was approved, awarded, granted, or paid to Covered Executives prior to the Effective Date or the Board Adoption Date.

A.Amendment and Termination; Interpretation
The Board may amend this Policy from time to time in its sole discretion and shall amend this Policy as it deems necessary to reflect and comply with further regulations, rules and guidance of the SEC, and Nasdaq Listing Rules. The Board may terminate this Policy at any time. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy is designed and intended be interpreted in a manner that is consistent with the requirements of the Listing Standards. To the extent of any inconsistency between this Policy and such regulations, rules and guidance, such regulations, rules and guidance shall control and this Policy shall be deemed amended to incorporate such regulations, rules and guidance until or unless the Board or the Committee expressly determine otherwise. This Policy shall be applicable, binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives, to the fullest extent of the law. For the avoidance of doubt, this Policy shall be in addition to (and not in substitution of) any other clawback policy of the Company in effect from time to time or applicable to any Covered Executive.

A.Definitions
For purposes of this Policy, the following terms shall have the following meanings:

1.“Company” means Hepion Pharmaceuticals, Inc..

1.A “Covered Accounting Restatement” is any accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws. A Covered Accounting Restatement includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements). A Covered Accounting Restatement does not include (A) an out-of-period adjustment when the error is immaterial to the previously issued financial statements, and the correction of the error is also immaterial to the current period; (B) a retrospective application of a change in accounting principle; (C) a retrospective revision to reportable segment information due to a change in the structure of an issuer’s internal organization; (D) a retrospective reclassification due to a discontinued operation; (E) a retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; or (F) a retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

1.“Covered Executive” means any person who:

a.Has received applicable Incentive Compensation:
i. During the Three-Year Recovery Period; and
ii. After beginning service as an Executive Officer; and
b.Has served as an Executive Officer at any time during the performance period for such Incentive Compensation.

1.“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

1.“Executive Officer(s)” means an “executive officer” as defined in Exchange Act Rule 10D-1(d) and the Listing Standards, and includes any person who is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company (with any executive officers of the Company’s parent(s) or subsidiaries being deemed Covered Executives of the Company if they perform such policy making functions for the Company), and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Board in its sole discretion. All executive officers of the Company identified by the Board pursuant to 17 CFR 229.401(b) shall be deemed “Executive Officers.”

1.“Financial Reporting Measure(s)” means any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including share price and total shareholder return, including but not limited to, financial reporting measures including “non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17 CFR 229.10, as well other measures, metrics and ratios that are not non-GAAP measures, like same store sales. Financial Reporting Measures may or may not be included in a filing with the SEC, and may be presented outside the Company’s financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations or the performance graph. Financial Reporting Measures include without limitation, any of the following:

a.Company share price.
b.Total shareholder return.
c.Revenues.
d.Net income.
e.Earnings before interest, taxes, depreciation, and amortization (EBITDA).
f.Funds from operations.
g.Liquidity measures such as working capital or operating cash flow.
h.Return measures such as return on invested capital or return on assets.
i.Earnings measures such as earnings per share.

1.“Incentive Compensation” means any compensation which was approved, awarded or granted to, or earned by a Covered Executive (A) while the Company had a class of securities listed on a national securities exchange or a national securities association, and (B) following on or after the Effective Date (including any award under any long-term or short-term incentive compensation plan of the Company, including any other short-term or long-term cash or equity incentive award or any other payment) that, in each case, is granted, earned, or vested based wholly or in part upon the attainment of any Financial Reporting Measure (i.e., any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including share price and total shareholder return). Incentive Compensation may include (but is not limited to) any of the following:

a.Annual bonuses and other short- and long-term cash incentives;
b.Stock options;
c.Stock appreciation rights;
d.Restricted shares;
e.Restricted share units;
f.Performance shares; and
g.Performance units.

APPENDIX I

Acknowledgment of Clawback Policy

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Hepion Pharmaceuticals, Inc. Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”) of Hepion Pharmaceuticals, Inc. (the “Company”) if I am a “Covered Executive” or become a “Covered Executive.”

In the event of any inconsistency between the Policy and the terms of any agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been, or will be, granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed by the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgement without definition shall have the meaning set forth in the Policy.

By: Date:
Name:
Title: